Exhibit (b)(4)(a)

PRELIMINARY DRAFT 4/28/15

Great-West Life & Annuity Insurance Company of New York

A Stock Company

Administrative Office: [8515 East Orchard Road Greenwood Village, CO 80111]	Home Office: [50 Main Street White Plains, NY 10606]

For service, call [1-800-537-2033 (extension XXXXX)]

Individual Deferred Variable Annuity Contract

Non-Assignable

Great-West Life & Annuity Insurance Company (“Great-West”) has issued this Contract in connection with your Individual Retirement Account. Great-West agrees, subject to the terms and conditions of this Contract, to provide benefits set forth in the Contract while the Contract is in force.

This is a legal contract between the Owner and Great-West. The Contract takes effect on the Issue Date shown on the Contract Data page. PLEASE READ THIS CONTRACT CAREFULLY.

RIGHT TO EXAMINE: IF NOT SATISFIED WITH THIS CONTRACT FOR ANY REASON, RETURN IT TO GREAT-WEST AT THE ADDRESS NOTED ABOVE OR TO AN AUTHORIZED AGENT OF GREAT-WEST WITHIN TEN (10) DAYS OF RECEIVING IT. IF THE CONTRACT IS ISSUED AS A REPLACEMENT OF EXISTING LIFE INSURANCE OR ANNUITY COVERAGE, THE RIGHT TO CANCEL PERIOD IS EXTENDED TO [SIXTY (60)] DAYS FROM THE DATE OF RECEIVING IT. THE CONTRACT WILL BE DEEMED VOID FROM THE START, AND GREAT-WEST WILL REFUND THE CONTRACT VALUE PLUS ANY CHARGES AND FEES.

Signed for Great-West Life & Annuity Insurance Company and effective on the issuance of the Contract.

Secretary	President

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE, DECREASE, OR REMAIN THE SAME, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT.

The Guaranteed Lifetime Withdrawal Benefit available under this Contract is designed to provide GLWB Participants with guaranteed lifetime periodic payments. The benefit is subject to certain investment restrictions and other limitations set forth in the Contract.

Great-West reserves the right to: (i) limit the amount and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.

Great West’s prior approval may be required before a Contribution may be made that causes Contract Value to exceed $5 million.

Withdrawal of Contract Value and proceeds payable at death of the Owner are subject to limitations set forth in the Contact.

The Contract does not pay dividends.

[POLICY #] [SecureFoundation VA] IRA

PRELIMINARY DRAFT 4/28/15

CONTRACT DATA

OWNER:

OWNER’S ADDRESS:

AGE AT ISSUE:

CONTRACT NUMBER:

ISSUE DATE:

MATURITY DATE:

INITIAL BENEFIT BASE:

CONTRACT MINIMUMS AND MAXIMUMS:

•	Maximum Age on Issue Date: 85
•	Minimum Age of GLWB Participant (Single Covered Person) or Youngest GLWB Participant (Joint Covered Persons) when Guaranteed Annual Withdrawals Begin: 55
•	Benefit Base Cap: [$5,000,000]

CONTRACT FEES AND CHARGES

•	Maximum Guaranteed Benefit Fee: 1.50% (annualized rate)
•	[Maximum Variable Asset Charge: 1.50% (annualized rate)]
•	[Maximum Contract Maintenance Charge: $100.00]

COVERED FUNDS

•	Great-West SecureFoundation® Lifetime 2015 Fund
•	Great-West SecureFoundation® Lifetime 2020 Fund
•	Great-West SecureFoundation® Lifetime 2025 Fund
•	Great-West SecureFoundation® Lifetime 2030 Fund
•	Great-West SecureFoundation® Lifetime 2035 Fund
•	Great-West SecureFoundation® Lifetime 2040 Fund
•	Great-West SecureFoundation® Lifetime 2045 Fund
•	Great-West SecureFoundation® Lifetime 2050 Fund
•	Great-West SecureFoundation® Lifetime 2055 Fund
•	Great-West SecureFoundation® Balanced Fund
•	[Any other fund as approved by Great-West for the [SecureFoundation VA]]

[POLICY #] [SecureFoundation VA] IRA

GUARANTEED ANNUAL WITHDRAWAL RATES

Single Covered Person	Joint Covered Persons*
[4.0%] for life at ages 55-64	[3.50%] for youngest joint life at 55-64
[5.0%] for life at ages 65-69	[4.50%] for youngest joint life at 65-69
[6.0%] for life at ages 70-79	[5.50%] for youngest joint life at 70-79
[7.0%] for life at ages 80+	[6.50%] for youngest joint life at 80+

*	If there are Joint Covered Persons, age at first withdrawal is based on the age of the younger Covered Person and the Guaranteed Withdrawal Percentage is reduced by 0.75%

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PRELIMINARY DRAFT 4/28/15

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TABLE of CONTENTS (continued)

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[SecureFoundation VA] IRA

SECTION 1. DEFINITIONS

Accumulation Phase – The period of time between when an Owner’s GLWB benefit begins to accrue and the Initial Installment Date.

Accumulation Unit – The accounting measure described in the Contract and used by Great-West to determine an Owner’s Contract Value during the Accumulation Phase.

Administrative Offices – 8515 East Orchard Road, Greenwood Village, CO 80111.

Alternate Payee – Any spouse, former spouse, child or other dependent of the Owner or any other person recognized under applicable law who is recognized by a Domestic Relations Order as having a right to receive all or a portion of the benefit payable under the Contract with respect to the Owner.

Annuitant – The primary person upon whose life annuity payments are to be made. The Owner must be the Annuitant.

Annuity Commencement Date – The date that annuity payments begin to an annuitant.

Annuity Unit – An accounting measure used by Great-West to determine the amount of any variable annuity payment after the first annuity payment is made.

Attained Age – The Owner’s age on a Ratchet Date.

Beneficiary – A person or entity designated by the Owner to receive all or a portion of the Owner’s Contract Value upon the death of the Owner.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base is not a cash value; it is used only to calculate Installments during the GAW Phase and the Settlement Phase. The Benefit Base increases dollar-for-dollar upon any Contribution made after the Benefit Base begins accruing, and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive market performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. Unless as otherwise described in this Contract, a Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Unless as otherwise provided, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Contract.

Contributions – Purchase payments, eligible rollovers, Transfers, and other payments that are received by Great-West by or on behalf of the Owner and allocated to the Variable Accounts selected by the Owner, and are made pursuant to Section 5.01.

Contract Value –The sum of the Owner’s interest in the Variable Accounts. The Contract Value reflects a return based upon the investment experience of the Variable Accounts selected by the Owner and will increase or decrease accordingly.

Covered Fund – A mutual fund, unit investment trust, or other investment portfolio in which a Variable Account invests all of its assets. Subject to compliance with applicable law, Great-West reserves the right to add, remove or substitute Covered Funds and, subject to any required regulatory approval, to transfer assets in one Variable Account to another, as provided in Section [3.02].

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Covered Fund Value – The value of assets allocated to a Variable Account invested in a Covered Fund. The Covered Fund Value reflects a return based upon the investment experience of the Covered Fund and will increase or decrease accordingly. The Covered Fund Value is used only to calculate the Benefit Base.

Covered Person(s) – For purposes of this Contract, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the Owner’s spouse and the sole designated beneficiary under the Contract.

Domestic Relations Order (DRO) – A domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to an Owner.

Election Date – The date on which the GLWB Elector selects the GLWB. The Election Date is also the date on which the initial Benefit Base for a Covered Fund is calculated.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase, or any amount combined with all other amounts that exceeds the annual GAW during the GAW Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section [8.04] and Section [9.06].

GAW Phase – The period of time between the Initial Installment Date and the first day of the Settlement Phase.

GLWB Elector – An Owner, Alternate Payee, or Beneficiary who is (i) eligible to elect the GLWB; (ii) invested in one or more Covered Funds pursuant to the prospectus for each such Covered Fund; and (iii) a Covered Person.

General Account – Great-West’s assets other than those held in the Separate Account or any other segregated investment account.

Good Order – Notice from any person authorized to initiate a transaction under this Contract that is received by Great-West at the Administrative Office, is submitted in accordance with the provisions of this Contract and in a format satisfactory to Great-West, and contains all information, documentation, and instructions necessary for Great-West to process such transaction. All requests to initiate transactions under this Contract, and to change the frequency and amount of Installments—including in the event of Ratchet or Reset, must be in Good Order. Each such request is subject to any action taken by Great-West before we have processed the request.

Great-West (we, us, our) – Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of the Contract. A Covered Person may opt to receive less than the maximum amount of the GAW.

Guaranteed Annual Withdrawal Percentage (GAW%) –The percentage of the Benefit Base that determines the maximum amount of the GAW. This percentage is based on the age of the Covered Person(s) at the time of the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to the schedule set forth on the Contract Data page.

Guarantee Benefit Fee – The fee described in Section [13] of the Contract.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered under the Contract that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that when added together over a twelve month period will equal no more than the maximum amount of the GAW.

Initial Installment Date –The date of the first periodic payment of the GAW, which must be a Business Day.

Installments – Periodic payments of the GAW made pursuant to Section [9.01].

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Owner (you, your) – The person who exercises the rights of ownership under the Contract.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section [8.03] and Section [9.04]. Great-West will not adjust the GAW amount or increase Installments to reflect a Ratchet unless directed to do so by the Owner.

Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the date the initial Benefit Base is calculated for a Covered Fund and each anniversary thereafter. During the GAW Phase, the Ratchet Date is the Initial Installment Date and each anniversary of the Initial Installment Date thereafter. If any anniversary in the Accumulation Phase or the GAW Phase is a not a Business Day, then the Ratchet Date will be the last Business Day before that anniversary.

Reset – During the GAW Phase, Great-West will reset a GLWB Elector’s Benefit Base to equal the Covered Fund Value and reset the GAW% to the GAW rate applicable to the GLWB Elector’s Attained Age. Great-West will not adjust the GAW amount or increase Installments to reflect a maximum GAW amount increased by Reset unless directed to do so by the GLWB Elector.

RMD – Required Minimum Distribution, as described in Section [11.04].

Settlement Phase –The period when the Covered Fund Value has reduced to zero by means other than an Excess Withdrawal, provided that the Benefit Base is positive. Installments continue during the Settlement Phase under the terms of the Contract.

Transfer – The reinvestment or exchange of all or a portion of a GLWB Elector’s Covered Fund Value from one Variable Account to another or to another IRA investment option.

Valuation Date – A Business Day on which the net asset value or unit value of each Variable Account is determined.

Valuation Period – The period between successive Valuation Dates.

Variable Account – A division of the Variable Annuity-8 Series Account. There is a different Variable Account for each Covered Fund.

Variable Annuity-8 Series Account (Separate Account)—A segregated investment account established under [New York] law by Great-West. The Variable Annuity-8 Series Account is registered as a unit investment trust under the Investment Company Act of 1940 and is divided into sub-accounts that are referred to in this Contract as “Variable Accounts.”

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SECTION 2. OWNERSHIP PROVISIONS

2.01 Ownership	of the Contract

The Owner is the person identified on the Contract Data Page who is entitled to exercise all of the benefits, rights and privileges under the Contract. The Contract is established for the exclusive benefit of the Owner and Beneficiaries. The Owner’s entire interest in the Contract shall be nonforfeitable.

2.02 Ownership	of the Assets of the Separate Account

Great-West is the owner of the assets of the Variable Annuity-8 Series Account.

2.03 Transfer	and Assignment

The interests of the Owner under the Contract may not be transferred, sold, assigned (other than pursuant to a divorce decree in accordance with applicable law), pledged as collateral for a loan or as security for the performance of an obligation, charged, encumbered, or in any way alienated.

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SECTION 3. VARIABLE ANNUITY-8 SERIES ACCOUNT

3.01 Overview

The Variable Annuity-8 Series Account is a segregated investment account maintained and held apart from Great-West’s General Account and any other investment account of Great-West, and is governed by the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is divided into Variable Accounts, each of which invests in a different Covered Fund. The income, gains, losses of each Variable Account are credited to or charged against the assets held in that Variable Account, without regard to other income, gains, or losses of any other Variable Account and any segregated investment account established by Great-West –other than Variable Annuity-8 Series Account, and without regard to any other business Great-West may conduct.

Income, gains or losses, whether or not realized, from assets allocated to the Variable Annuity-8 Series Account are credited or charged against the Variable Annuity-8 Series Account without regard to other income, gains or losses of Great-West, including Great-West’s General Account or any other Great-West segregated investment account. The portion of the assets of the Variable Annuity-8 Series Account equal to the reserves and other liabilities of the Variable Annuity-8 Series Account will not be charged with liabilities that arise from any other business conducted by Great-West.

3.02 Changes	to the Separate Account and Modification of the Covered Funds

Great-West reserves the right to make certain changes to the structure and operation of the Variable Annuity-8 Series Account, including the following. Subject to compliance with applicable law, Great-West also reserves the right to:

•	operate the Separate Account in any form permitted under the 1940 Act, or in any other form permitted by law.

•	deregister the Separate Account under the 1940 Act.

•	add Variable Accounts that invest in investment portfolios suitable for the Contract.

•	eliminate Variable Accounts.

•	close certain Variable Accounts to allocations of Contributions or Transfers by current or new Owners or GLWB Electors.

•	establish additional segregated investment accounts and/or divisions of such segregated investment accounts (“sub-accounts”).

•	combine the Separate Account with one or more different segregated investment accounts established by Great-West.

•	combine Variable Accounts, or combine a Variable Account with a sub-account of a different segregated investment account established by Great-West.

•	endorse the Contract to reflect changes to the Separate Account and Variable Accounts.

•	make any changes required by the Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

Great-West also reserves the right, subject to compliance with applicable law, to add, remove or substitute Covered Funds. New or substitute Covered Funds may have different fees and expenses, and their availability may be limited to certain GLWB Electors. Such actions may become necessary if, in Great-West’s judgment, a Covered Fund no longer suits the purposes of the Contract. This may happen as a result of a change in laws or regulations, or a change in a Covered Fund’s or Variable Account’s investment objectives or restrictions, or because the Covered Fund or Variable Account is no longer available for investment, or for some other reason. Subject to any required regulatory approvals, Great-West reserves the right to transfer assets in one Variable Account to another Variable Account. Great-West will notify the GLWB Elector whenever the Covered Funds are changed.

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SECTION 4. CONTRACT VALUE

4.01    Overview

A GLWB Elector’s Contract Value reflects a return based upon the investment experience of the Variable Account(s) selected by the GLWB Elector, each of which is invested in a Covered Fund. The value of a Variable Account for a GLWB Elector will be determined by multiplying the number of Accumulation Units for that Variable Account by the Accumulation Unit value for that Variable Account. Any charges, fees and applicable tax may affect the value of a Variable Account.

4.02    Accumulation Unit Value

The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.

4.03 Net	Investment Factor

The net investment factor for a Variable Account is a calculated value that measures the investment performance of that Variable Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share of the Covered Fund in which the Variable Account invests determined at the end of the current Valuation Period; plus

(ii)	the per share amount of any dividend (including a deduction for an investment advisory fee) and, if applicable, any capital gains distribution made by that Covered Fund if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(iii)	a per unit charge or credit for any taxes reserved for, which is determined by Great-West to have resulted from the investment operations of the Variable Account;

(b)	is the net asset value per share of the Covered Fund in which the Variable Account invests determined at the end of the immediately preceding Valuation Period; and

(c)	is an amount representing the Variable Asset Charge deducted from each Variable Account on a daily basis.

4.04     Accumulation Unit

Contributions (including Transfer requests) received at the Administrative Offices of Great-West before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.

For each Contribution and Transfer request, the number of Accumulation Units credited to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Contribution is allocated to that Variable Account.

The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.

4.05    Transaction  Date

All transaction requests and Contributions that are timely made and received and in Good Order with all required documentation at Great-West’s Administrative Offices before the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York

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Stock Exchange will be processed on the next Business Day. However, Great-West shall not be liable for the results of any delay or interruption as a result of causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

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SECTION 5. CONTRIBUTIONS AND DEPOSITS

5.01 Contributions

Contributions may be made by or on behalf of an Owner at any time before the Settlement Phase begins or when annuity payments are made under the Contract. After reaching Attained Age 70 1⁄2, the Owner can make Contributions only by rollover from a retirement account or a transfer from another individual retirement account or annuity.

This Contract will accept the following Contributions:

(a)	Rollover contributions described in §402(c), § 402(e)(6), § 403(a)(4), § 403(b)(8), § 403(b)(10), § 408(d)(3) and § 457(e)(16) of the Code;

(b)	Amounts transferred from another individual retirement account or annuity;

(c)	Other cash Contributions in an amount not in excess of the lesser of the compensation includable in the Owner’s taxable income for the taxable year as described in Code § 219(f) or the applicable annual dollar contribution limits set by the Code as adjusted by the Secretary of the Treasury for cost-of-living increases under § 219(b)(5)(C) of the Code);

(d)	[Contribution pursuant to a Simplified Employee Pension as provided in § 408(k) of the Code;]

(e)	Other additional contributions specifically permitted by the Code.

No Contributions will be accepted if this is an inherited IRA within the meaning of § 408(d)(3)

No Contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code § 408(p). No transfer or rollover of funds attributable to contribution made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer’s SIMPLE plan.

The Owner shall have the sole responsibility for determining whether the Contributions meet applicable income tax requirements.

This Contract does not require fixed premium payments. Any refund of premium (other than those attributable to excess contributions) will be refunded to you.

Great-West reserves the right, after providing advance written notice to GLWB Participants, to: (i) limit the amount and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.

Great-West’s prior approval may be required before a Contribution may be made that causes Contract Value to exceed $5 million.

5.02 Deposits

In the event of a distribution from a tax-deferred retirement plan established under § 401(a), § 403(a), § 403(b), or § 457(b) of the Code (each a “tax-deferred retirement plan”), under which the GLWB Elector was invested in a Great-West approved GLWB benefit, a GLWB Elector can restore his or her Benefit Base established in such a tax-deferred retirement plan by rolling over those proceeds directly into the Contract.

5.03 Allocation	of Contributions and Deposits

Contributions and any deposits (as described in Section 5.02), less any applicable tax, will be allocated to Variable Accounts when received in Good Order by Great-West at its Administrative Offices, subject to Section 4.05 of this Contract. Contributions and any such deposits will be allocated as directed by the GLWB Elector among any number of currently offered Variable Accounts available under the Contract. If the Covered Fund options are changed, Contributions and any such deposits may be redirected or reallocated as set forth in Section 3.02.

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SECTION 6. TRANSFERS AMONG COVERED FUNDS

6.01	General Requirements

Upon receipt of a request that is in Good Order and meets all of the requirements of this section of the Contract, Great-West will process a Transfer of all or a portion of a GLWB Elector’s Contract Value among the Variable Accounts, provided that such Transfers satisfy:

•	any restrictions in any Contract rider(s); and

•	and any trading restrictions imposed by the Covered Fund provider, including but not limited to mutual fund restrictions on market timing or excessive trading.

A Transfer will take effect on the later of the date designated in the Transfer request or on the Valuation Date that the Transfer request is received, in Good Order, at Great-West’s Administrative Office.

6.02	Restrictions on Transfers

Great-West may limit the number of Transfers and set a minimum Transfer amount. Any such restrictions will be communicated to GLWB Electors.

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SECTION 7. GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)

7.01    Overview

The GLWB provides an Owner guaranteed lifetime periodic payments, provided that certain conditions are met. The Owner may elect to receive periodic payments in annual, semi-annual, quarterly or monthly Installments that, over a 12-month period, total an amount up to the Guaranteed Annual Withdrawal (“GAW”) amount. Upon written notice to Great-West provided at any time before the Settlement Phase, the Owner may alter the frequency of Installments and discontinue payments altogether.

The amount of the GAW is determined based, in part, on the age of the Covered Person or, if there are joint Covered Persons, on the age of the younger Covered Person. If there are joint Covered Persons, the periodic payments can continue until the death of the second life. A joint Covered Person must be the Owner’s spouse and the sole beneficiary under the Contract.

7.02    GLWB Investment Restrictions

All Contributions by or on behalf of an Owner, and an Owner’s entire Contract Value, must be allocated to Variable Accounts that invest in Covered Funds.

7.03    Restoration of the Benefit Base

If an Owner receives a distribution from an employer-sponsored retirement plan with another Great-West guaranteed lifetime withdrawal benefit contract (“Old GLWB Contract”) that terminates the Old GLWB Contract and maps covered fund assets from the Old GLWB Contract into this Contract, Great-West will take the Benefit Base and applicable GAW—as measured on the Old GLWB Contract termination date—under the Old GLWB Contract and restore such amounts under this Contract only if the sponsor of the employer-sponsored retirement plan: (i) invests all Old GLWB Contract covered fund proceeds to comparable Covered Fund(s) in this Contract; and (ii) submits a request, in Good Order, to restore the Benefit Base. An Owner already in the Settlement Phase in the Old GLWB Contract will continue in the Settlement Phase in this Contract.

7.04    Cancellation of the GLWB

The GLWB is cancelled when the Covered Fund Value or Benefit Base is reduced to zero before the Settlement Phase as a result of one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate. An Owner cannot make a subsequent Transfer into the same Covered Fund(s) until at least ninety (90) calendar days after the termination, but other Contributions will be allowed, at which point a new GLWB would be established. In this situation, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

7.05    Termination of the GLWB

The GLWB will automatically terminate for a GLWB Elector:

•	on the Annuity Commencement Date (described in Section 12).

•	upon death of the GLWB Elector if there is no surviving Covered Person or, if there are joint Covered Persons, the death of the second to die—subject to the right of a spouse Beneficiary to become a GLWB Elector with a new Benefit Base based on the current Covered Fund Value in circumstances described in Sections 8.06 and 9.10.]

•	if Great-West does not receive the Guarantee Benefit Fee assessed on an Owner’s Covered Fund Value on the date the fee is due.

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SECTION 8. GLWB—THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

8.01    Benefit Base

Each Covered Fund has its own Benefit Base. An Owner’s initial Benefit Base is the sum of all Contributions allocated to the Covered Fund(s) on the Election Date.

The Benefit Base may not exceed $5 million. Any value over $5 million will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section [13.01]). An Owner may access any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below $5 million based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

8.02    Additional Contributions

Additional Contributions may be allocated to the Covered Fund(s) at any time until the Settlement Phase begins. Additional Contributions will increase the Benefit Base dollar-for-dollar.

Great-West shall provide Owners thirty (30) days advance written notice before no longer accepting additional Contributions. After Great-West has provided such notice, an Owner shall retain all other rights under the Contract, except the right to make additional Contributions under the Contract.

8.03    Annual Adjustments to Benefit Base

On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; or

•	the current Covered Fund Value.

8.04    Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase

An election to take out a withdrawal other than a GAW during the Accumulation Phase will be considered an Excess Withdrawal that will be deducted from both the Benefit Base and the Covered Fund Value. The Benefit Base will be adjusted by the ratio of the Covered Fund Value immediately after the Excess Withdrawal to the Covered Fund Value immediately before the Excess Withdrawal.

Numerical Example

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 – $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Any Transfer out of a Covered Fund(s) by the Owner during the Accumulation Phase will be an Excess Withdrawal. If the Owner transfers Contract Value out of a Covered Fund(s), he or she shall be prohibited from making any Transfer into the same Covered Fund(s) for at least ninety (90) calendar days.

At the time of any partial or periodic distribution, if the Covered Person(s) is 55 years of age or older, the Owner may elect to begin receiving Installments and establish his or her GAW% at that time. If the Owner chooses not to establish the GAW%, the distribution will be treated as an Excess Withdrawal. If the Covered Person(s) is not yet 55 years old, then any partial or periodic distribution will be treated as an Excess Withdrawal.

Any distribution from the Covered Fund(s) required to satisfy any contribution limitation imposed on the Owner by the Code will be an Excess Withdrawal at all times.

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A GLWB Elector should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications of RMD withdrawals during the Accumulation Phase of the Contract.

8.05    Domestic Relations Orders during the Accumulation Phase

A request in connection with a Domestic Relations Order (DRO) must be received in Good Order. The Alternate Payees shall be treated as a surviving spouse for purposes of § 401(a)(9) of the Code and shall be responsible for submitting a request, in Good Order, to begin distributions in accordance with the Code.

If an Alternate Payee is the Owner’s spouse during Accumulation Phase, he or she may elect to become a GLWB Elector, either by (i) maintaining the current Benefit Base of the Owner, divided pursuant to the terms of the DRO or (ii) establishing a new Benefit Base based on the current Covered Fund Value on the date he or she elects the GLWB. If an Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between the Owner and the Alternate Payee in the same proportion as their respective Covered Fund Values pursuant to the terms of the DRO. In either situation, the Alternate Payee’s Election Date shall be the date he or she elects the GLWB. A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base (or proportionate share), but may elect to establish a new GLWB. The Benefit Base will be based on the current Covered Fund Value on the date he or she elects the GLWB.

To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Contract and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

8.06    Death during the Accumulation Phase

If an Owner dies before the Initial Installment Date, and there is no surviving Covered Person, then the GLWB will terminate and the Covered Fund Value (on the date of the Owner’s death) will be paid to the Beneficiary in a lump sum (unless an election is made by a spouse Beneficiary as provided in this section). When the Owner dies before making a GAW election, the spouse Beneficiary who was legally married to the deceased Owner under applicable law as of the date of the Owner’s death may choose to continue the Contract as his or her own and either: (i) maintain the deceased Owner’s Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of the Owner’s death; or (ii) establish a new Benefit Base based on the current Covered Fund Value on the date of the Owner’s death. The Ratchet Date will be the anniversary of the date the spouse Beneficiary becomes a GLWB Elector. The spouse Beneficiary also may elect to be the only Covered Person under the Contract or to select a joint Covered Person (i.e., if the spouse Beneficiary remarries). If there are joint Covered Persons, then after the second Covered Person dies, the remaining Covered Fund Value will be paid to the Beneficiary (of the spouse Beneficiary) and the Benefit Base will be reduced to zero.

A non-spouse Beneficiary cannot elect to maintain the current Benefit Base (or proportionate share), but may elect to establish a new Contract with the Benefit Base based on the current Covered Fund Value on the date he or she establishes a new Contract. The Ratchet Date will be the anniversary of the date the Beneficiary’s Benefit Base is established.

To the extent that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions the Code.

Any election made by Beneficiary pursuant to this section is irrevocable.

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SECTION 9. GLWB—THE GAW PHASE

9.01    Calculation of Guaranteed Annual Withdrawal

The GAW is calculated by multiplying the Benefit Base by the GAW percentage (GAW%), based on the age of the Covered Person(s) on the Initial Installment Date. When a request to begin Installments is made in Good Order, Great-West will compare the current Benefit Base to the current Covered Fund Value on the day payment of GAWs begins (i.e., the Initial Installment Date). If the Covered Fund Value exceeds the Benefit Base on the Initial Installment Date, then the Covered Fund Value will become the Benefit Base and the GAW will be based on that amount. If the Initial Installment Date is not a business day, then Great-West will compare the Covered Fund Value and the Benefit Base on the business day immediately preceding the Initial Installment Date.

An Owner may elect to receive Installments totaling less than the full GAW amount (“maximum GAW”).

Example: If the Benefit Base equals $100,000 and the GAW% is 4.00%, then an Owner can elect to receive up to a maximum GAW of $4,000.

An Owner who elects to receive less than the maximum GAW cannot request in later years to receive any payments missed in a prior year.

The Owner must provide information sufficient for Great-West to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in Good Order and in manner reasonably satisfactory to Great-West.

Single Covered Person: The Owner may elect to be the only Covered Person under the Contract. GAWs shall not begin until the single Covered Person attains age 55 and has a distributable event under the Code.

Joint Covered Person: The Owner may select a joint Covered Person. The joint Covered Person must be the Owner’s spouse and sole Beneficiary. In the event of divorce, the joint Covered Person is no longer a spouse and, consequently, can no longer be a Covered Person. The selection of a joint Covered Person is irrevocable.

GAWs cannot begin until both Covered Persons reach age 55. The GAW% will be determined by the age of the younger life on the Initial Installment Date. Any distribution taken before the younger Covered Person attains age 55 shall be considered an Excess Withdrawal, pursuant to Section 8.04.

GAWs before age 59 1⁄2 may result in certain tax penalties.

An Owner should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and, more generally, the tax implications of RMD withdrawals during the GAW Phase of the Contract.

The GAW is based on a percentage of the Benefit Base pursuant to the schedule set forth in the Contract Data. The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 9.02.

9.02    Installment Frequency Options

Installment Frequency Options are as follows:

•	Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

•	Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

•	Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

•	Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

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An Owner can change the frequency of Installments on the Ratchet Date, at any time before the Settlement Phase.

9.03	Effect of Installments on Covered Fund Value

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

9.04	Ratchet to Benefit Base during the GAW Phase

On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; or

•	the current Covered Fund Value.

The GAW amount may be adjusted annually on the Ratchet Date, based on the new Benefit Base. Great-West will not automatically adjust the GAW amount or increase Installments to reflect a Ratchet. If the maximum GAW amount is increased by Ratchet, Great-West will adjust the GAW or increase Installments only if directed to do so by the Owner.

9.05	Resets of Guaranteed Annual Withdrawals during the GAW Phase

On the Ratchet Date each year after an Owner has begun receiving GAWs, Great-West will determine whether the Covered Fund Value as of the Ratchet Date multiplied by the GAW% (based on the Owner’s Attained Age) is greater than the current Benefit Base multiplied by the current applicable GAW%. If so, Great-West will automatically reset the Owner’s Benefit Base to the Covered Fund Value as of the Ratchet Date, and reset the GAW% to the GAW% for the Owner’s Attained Age as of the Ratchet Date. If a reset of the GAW amount occurs, it will be effective on the Ratchet Date; the Ratchet Date does not change as a result of a reset of the GAW amount.

Great-West will not adjust the GAW amount or increase Installments paid to an Owner to reflect a maximum GAW amount increased by Reset unless directed to do so by the Owner.

Numerical Example When Reset is Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $120,000

Current Benefit Base = $125,000

Current GAW% before Ratchet Date: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So	New GAW Amount is $7,200

New Benefit Base is $120,000

New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $75,000

Current Benefit Base = $125,000

Current GAW % before Ratchet: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So	Because $4,500 is less than current GAW of $5,000, no Reset

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9.06    Effect of Excess Withdrawals during the GAW Phase

After the Initial Installment Date, a distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base and GAW will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

Numerical Example:

Covered Fund Value before GAW = $55,000

Benefit Base = $100,000

GAW %: 5%

GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000

Excess Withdrawal = $10,000 – $5,000 = $5,000

Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

If an Excess Withdrawal occurs, the GAW and current Benefit Base shall be adjusted on the next Ratchet Date.

•	If such an adjustment results in a lower maximum GAW amount, Great-West will decrease Installments only if directed to do so by the Owner.

•	If an Excess Withdrawal results in a maximum GAW amount that is lower than the GAW amount currently paid to the Owner, then the following year, Great-West will automatically reduce the amount of the GAW paid to the Owner to the adjusted maximum GAW.

9.07    Change of Installment Frequency during the GAW Phase

The Owner may request to change the Installment frequency starting on each Ratchet Date during the GAW Phase. Each such request must be in Good Order.

At any time during the GAW Phase, the Owner receiving Installments more frequently than annually may elect to take a lump sum distribution up to the remaining scheduled amount of the GAW for that year. It is the Owner’s responsibility to request the suspension of the remaining Installments that are scheduled to be paid during the year (until the next Ratchet Date) and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.

•	If the Owner chooses not to suspend remaining Installments for the year, Excess Withdrawals may occur and, consequently, a Benefit Base adjustment may also occur. Periodic payments will generally continue at the amount and frequency previously elected until changed by the Owner and, accordingly, Excess Withdrawals may continue to occur.

•	If the Owner elects to suspend the remaining Installments, no additional Installments shall be made until Owner notifies Great-West, at least thirty (30) calendar days before the next Ratchet Date, to recommence installments.

An Owner’s GAW Phase Ratchet Date shall remain in effect while Installments are suspended.

9.08    Domestic Relations Orders during the GAW Phase

A request in connection with a Domestic Relations Order (DRO) must be received in Good Order. Great-West will make payment to Alternate Payees and/or, when permitted by law, enter into a new Contract with the Alternate Payee named in the DRO. The Alternate Payee shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin distributions in accordance with the Code.

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Pursuant to the instructions in the DRO, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as the Owner’s and the Alternate Payee’s respective Covered Fund Values as of the effective date of the DRO. The Owner may continue to receive the proportional GAWs after the GLWB benefit is split. If the Alternate Payee is the Owner’s spouse, he or she may (i) elect to receive his or her portion of the Covered Fund Value as a lump sum distribution, or (ii) separately choose to enter into a new Contract pursuant to the provisions of Section 8.05.

Pursuant to the instructions in the DRO, if there are joint Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Value as of the effective date of the DRO. The Owner may continue to receive his or her proportion of the GAWs after the GLWB benefit is split, based on the amounts calculated using the joint Covered Person GAW%. If there is no DRO, the Owner will continue to receive the GAWs for his or her life, but GAWs will not continue for the former spouse’s life because the former spouse will no longer qualify as a Covered Person.

If the Alternate Payee is the Owner’s spouse, he or she (i) may elect to receive his or her portion of the Covered Fund Value as a lump sum distribution, or (ii) after the GLWB benefit is split, can enter into a new Contract and separately elect to continue his or her proportion of the GAWs in the GAW Phase, based on the amounts calculated using the joint Covered Persons GAW% set forth in Section 9.01. A new Ratchet Date will be established for the Alternate Payee on the date the new Contract is issued. Pursuant to Section 9.05, the Owner and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date he or she enters into a new Contract.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW, but may elect to establish a new Benefit Base based on the current Covered Fund Value on the date he or she enters into a new Contract.

To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Contract and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

9.09	Payments on Death During the GAW Phase

If the Owner Dies After the Initial Installment Date as a Single Covered Person

If the Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. The remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the Code and the terms of this Contract. If permitted by law, the Owner’s surviving spouse who is the sole designated Beneficiary may choose to become a GLWB Elector, in which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of this Contract and the Code. Any election made by the Beneficiary is irrevocable.

If the Owner Dies After the Initial Installment Date and while a Joint Covered Person is Living

Upon the death of an Owner who has selected a joint Covered Person, after the Initial Installment Date and while the second Covered Person is still living, the joint Covered Person / Beneficiary will continue to receive Installments—based on the deceased Owner’s election—until such joint Covered Person’s death. Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons in Section 9.01. After the death of such joint Covered Person, the GLWB will terminate, no further Installments will be paid, and the surviving Covered Person’s Beneficiary will receive any remaining Contract Value distributed in accordance with the Code.

Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump sum distribution or can separately choose to become a GLWB Elector pursuant to the provisions of

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Section 8.06. In either situation the Ratchet Date will be the date the surviving Covered Person becomes a GLWB Elector.

To the extent to that the Beneficiary becomes a GLWB Elector; he or she will be subject to all terms and conditions of this Contract and the Code.

Any election made by the Beneficiary pursuant to this section is irrevocable.

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SECTION 10. GLWB—THE SETTLEMENT PHASE

10.01	Contract Rights and Benefits

The Settlement Phase begins when the Covered Fund Value declines to zero by means other than an Excess Withdrawal, provided that the Benefit Base remains positive. When the Settlement Phase begins, if the remaining Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Great-West will pay the remaining balance of the Installment within seven (7) days from the Installment Date. During the Settlement Phase, rights to receive Installments will continue, but all other rights and benefits under the Contract will terminate.

10.02	Fees

The Guarantee Benefit Fee (described in Section [13]) will not be deducted during the Settlement Phase.

10.03	Installments

Great-West will continue to pay Installments at the frequency selected by the Owner and in effect at the time the Covered Fund Value declines to zero. The amount and frequency of Installments cannot be changed during the Settlement Phase.

If an Owner is receiving less than the maximum GAW amount during the GAW Phase, Great-West will automatically adjust the Installments to reflect the maximum GAW amount once the Settlement Phase begins.

10.04	Domestic Relations Orders during the Settlement Phase

If a request made in connection with a DRO is approved during the Settlement Phase, and received in Good Order, Great-West will divide the Installment pursuant to the terms of the DRO. Installments will continue for the lives of each payee.

10.05	Death during the Settlement Phase

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

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SECTION 11. REQUIRED MINIMUM DISTRIBUTIONS

11.01	Distributions Before Death

(a) Notwithstanding anything in the Contract to the contrary, the Owner shall begin receiving required minimum distributions (“RMDs”) of his or her entire interest in the Contract no later than the required beginning date, which is April 1 of the calendar year following attainment of age 70 1⁄2. RMDs made under this Contract will only be made in a manner consistent with § 401(a)(9), as modified by § 408(b)(3) of the Code. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA must satisfy the requirements of Code § 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 11.02. The required minimum distributions payable to an owner from this contract may be withdrawn from another IRA of the Owner.

It is an Owner’s responsibility to request payments in accordance with the minimum distribution requirements; such requests must be in Good Order. Great-West is not responsible for any penalties resulting from a failure to request timely payments in the proper amount.

Any RMDs during the Accumulation Phase shall be considered an Excess Withdrawal.

During the GAW Phase, RMDs will count toward the GAW amount, but will not be treated as Excess Withdrawals even if the total amount distributed exceeds the maximum GAW amount. The Benefit Base will not be reduced for a RMD Installment as long as the RMD amount is attributable to the Covered Fund.

(b) Distributions must be made over (i) the life of the Owner or the lives of the Owner and his or her designated beneficiary or (ii) a period certain not extending beyond the life expectancy of the Owner or the joint and last survivor expectancy of the Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of § 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of § 1.401(a)(9)-6. If this is an inherited IRA within the meaning of § 408(d)(3)(C), this paragraph and paragraphs (c) and (d) below do not apply.

(c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in § 1.401(a)(9)-6 of the Income Tax Regulations.

(d) The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1⁄2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

11.02	Distributions Upon Death

(a)	Death On or After RMDs Commence. If the Owner dies on or after RMDs, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

(b)	Death Before RMDs Commence. If the Owner dies before RMDs commence, his or her entire interest will be distributed at least as rapidly as follows:

(1)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with paragraph (b)(3) below. If this is an inherited IRA within the meaning of § 408(d)(3)(C) of the Code that is established for the benefit of a non-spouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased Owner under § 402(c)(11) of the Code, then, notwithstanding any election made by the deceased Owner pursuant to the preceding sentence, the non-spouse designated beneficiary may elect to have distributions made under this paragraph (b)(1) if the transfer is made no later than the end of the year following the year of death.

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(2)	If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70 1⁄2, if later), over such spouse’s life expectancy, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(3)	If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) above).

(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of § 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.

(c)	The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of § 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract.

(d)	For purposes of paragraphs (a) and (b) above, RMDs are considered to commence on the Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of § 1.401(a)(9)-6 of the Income Tax Regulations, then RMDs are considered to commence on the Annuity Commencement Date.

(e)	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the Contract as his or her own Contract. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take RMDs as a beneficiary.

(f)	The RMDs payable to a designated beneficiary from this Contract may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of § 1.408-8 of the Income Tax Regulations.

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SECTION 12. ANNUITY PAYMENT OPTIONS

12.01    Overview

An Owner may choose an Annuity Commencement Date, an annuity option, and the frequency of annuity payments. The Annuity Commencement Date can be no earlier than one year from the date Great-West issues this Contract, and no later than the Owner’s 99th birthday. An Owner can change any of these choices no later than thirty (30) days prior to the Annuity Commencement Date. Any such request must be in Good Order.

The minimum amount that may be applied under the elected annuity option is [$5,000]. If any payments to be made under the elected annuity payment option will be less than [$50], Great-West may make the payments in the most frequent interval that produces a payment of at least [$50].

If an Owner elects to begin receiving annuity payments, the GLWB will terminate for those Covered Fund assets and all previously incurred Guarantee Benefit Fees will not be refunded.

12.02    Annuity Payment Options

This Contract provides for payments under the following annuity payout options:

•	Life Only Annuity; and

•	Joint and Survivor Annuity.

With our consent, the Owner may select any other annuity payout option that Great-West may make available. The Owner will be the payee of the annuity payout options made available, unless Great-West receives other instructions in Good Order.

The amount to be applied to an annuity payment option is: (i) the portion of the Contract Value elected by the Owner, less (ii) any applicable tax, and less (iii) any fees and charges described in the Contract. Great-West will issue to the Owner or Beneficiary to whom annuity payments are to be made, a statement describing the benefits payable under the elected annuity payment option.

Annuity purchase rates will be the same rates that are available for a single premium immediate annuity currently offered by Great-West at the time of annuity payments begin.

12.03    Variable Annuity Payments

The annuity payment options are available on a variable basis. The total amount of each variable annuity payment will be the sum of the variable annuity payments for each Variable Account selected by the Owner to apply to an annuity payment option.

The dollar amount of the first variable annuity payment will depend on:

•	the value of each Variable Account on the first Valuation Date preceding the Annuity Commencement Date;

•	the annuity payment option selected;

•	the age and sex of the annuitant / Owner;

•	the annuity purchase rates, which shall be the same rates that are available for a single premium immediate annuity currently offered by Great-West at the time the Owner begins receiving annuity payments;

•	an assumed interest rate (“AIR”)of [2.5%];

•	the deduction of any applicable premium taxes; and

•	the deduction of any Contract fees and charges.

The dollar amount of additional variable annuity payments will vary based on the investment performance of the Variable Accounts selected by the Owner to apply to an annuity payment option. This amount is equal to the sum of the amounts determined by multiplying the number of annuity units of each particular Variable Account by the annuity unit value for the particular Variable Account on the date the payment is made. The number of annuity units to be credited in respect of a particular Variable Account is determined by dividing the portion of the first variable annuity payment attributable to that Variable Account by the annuity unit value of that Variable Account on the Annuity Commencement Date. The number of annuity units of each particular Variable Account then remains fixed, assuming no transfers to or from that Variable Account occur.

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The dollar amount of each variable annuity payment after the first may increase, decrease, or remain constant. If the actual investment performance of a Variable Account (net of fees and expenses) exactly matches the AIR of [2.5%] at all times, the amount of each variable annuity payment would remain constant. If actual investment performance (net of fees and expenses) exceeds the AIR, the amount of the variable annuity payments would increase. Conversely, if actual investment performance (net of fees and expenses) is lower than the assumed investment return, the amount of the variable annuity payments would decrease.

Once variable annuity payments have begun, the Owner may transfer all or a portion of his or her Covered Fund Value from one Variable Account to another. Transfers after the Annuity Commencement Date will be made by converting the number of annuity units being transferred to the number of annuity units of the Variable Account to which the transfer is made. Thereafter, annuity payments will reflect the performance of the Variable Account to which the transfer is made.

12.04    Proof of Age and Survival

Great-West reserves the right to require proof of the Annuitant’s age before the date annuity payments begin. In addition, for life contingent annuity options, Great-West may require evidence of survival of any Annuitant periodically on or after the date annuity payments begin.

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SECTION 13. CONTRACT CHARGES AND OTHER FEES

13.01    Overview

The charges that may be assessed under your Contract are the Guarantee Benefit Fee, the Variable Asset Charge, and any Contract Maintenance Charge. In addition, premium taxes and other federal, state and local taxes may apply. [Great-West may change any charges and fees upon not fewer than thirty (30) days advance written notice to the Owner.]

13.02    Guarantee Benefit Fee

An annual fee will be deducted from Covered Fund Value. Great-West will begin deducting the Guarantee Benefit Fee as follows:

•	from Covered Fund Value attributable to investment in a Great-West SecureFoundation Lifetime Fund, ten years before the “target date” of that Covered Fund;

•	from Covered Fund Value attributable to investment in all other Covered Funds, at the time Contributions and deposits are paid into the corresponding Variable Account.

Because the Benefit Base cannot exceed $5,000,000, Great-West will not assess the Guarantee Benefit Fee on an Owner’s Contract Value that exceeds $5 million.

One-twelfth of the Guarantee Benefit Fee is deducted on a monthly basis in arrears, and will be paid by redeeming the number of Covered Fund shares equal in value to the Guarantee Benefit Fee amount. The percentage amount of the Guarantee Benefit Fee will not be lower than [0.70%] and not higher than [1.5%], on an annualized basis, of the Owner’s Contract Value attributable to investment in the Covered Fund. Great-West shall inform the Owner of the current percentage amount of the Guarantee Benefit Fee. Great-West reserves the right to change the amount of and the frequency of the deduction of the Guarantee Benefit Fee, and will notify the Owner in writing at least thirty (30) calendar days before any such change.

The GLWB will terminate for an Owner if Great-West does not receive the Guarantee Benefit Fee assessed on his or her Contract Value the on the date it is due.

The Guarantee Benefit Fee is not deducted during the Settlement Phase.

13.03    Variable Asset Charge

A charge deducted from the Owner’s Contract Value. One three hundred sixty-fifth of the per annum charge shall be deducted daily. This charge will compensate Great-West for the expense risk it assumes in issuing and administering the Contracts and administering the Variable Annuity-8 Series Account. The Variable Asset Charge is assessed on the basis of an Owner’s Contract Value and collected through the calculation of the net investment factor described in Section [4.03]. The annualized rate of this charge will not exceed [1.5%].

13.04    Contract Maintenance Charge

Great-West may assess a charge to reimburse Great-West and/or its affiliates for the costs of maintaining the Contract, including the costs for providing accounting and recordkeeping services. This charge will not be higher than [$100.00].

13.05 Covered	Fund Expenses

The Variable Annuity-8 Series Account purchases shares of the Covered Funds that are available as investment options under the Contract at net asset value. The net asset value of each Covered Fund reflects expenses already deducted from the assets of that Covered Fund. Those asset-based fees, referred to as an “expense ratio,” consist of investment management fees, administrative expenses, and revenue sharing fees. The fees and expenses of the Covered Funds are not charges under the Contract, but are reflected in the share value of each Covered Fund.

The provider of a Covered Fund may assess redemption fees. Any such fees will be deducted from an Owner’s Covered Fund Value.

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13.06    Deductions for Premium Taxes and Other Taxes

Some states or other governmental entities charge premium taxes or similar taxes. Great-West is responsible for the payment of any such taxes and reserves the right to deduct the premium tax from Contract Values when the tax is due. Great-West will give notice to all Owners before imposing any such deductions from Contract Values. The applicable premium tax rates are subject to change by the respective state legislatures, by administrative interpretations, or by judicial act.

In addition, Great-West reserves the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that Great-West determines to be attributable to the Contract.

13.07    Grace Period

There shall be a grace period of[ thirty-one (31)] days following the payment due date for remittance to Great-West of payments for fees and charges assessed under the Contract. During such grace period, the Contract shall remain in force.

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SECTION 14. GENERAL PROVISIONS

14.01    Contract

Great-West has issued this Contract to the Owner in consideration of the application and Contributions.

This Contract is subject to the laws of the state in which it was delivered and is intended to qualify as an individual retirement annuity that satisfies the requirements of § 408(b) of the Code. Great-West reserves the right to interpret provisions of the Contract accordingly, and to amend this Contract as necessary to maintain compliance with applicable state and federal law and regulations.

14.02    Entire Contract

This Contract, including the application and any amendments, endorsements, Contract Data page and/or riders, constitutes the entire contract between the Owner and Great-West.

All statements in the application have been accepted as representations and not warranties.

14.03    Incontestability

With respect to any statements, other than those relating to age, sex, and identity, required as a condition of issuing the Contract, the Contract shall be incontestable after it has been in force during the lifetime of the person or of each of the persons as to whom such statements are required, for a period of two years from the Issue Date, except where payments required by the Contract to be made to Great West have not been made.

14.04    Contract Modification

Great-West may modify this Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings. Any such modification must be in writing. Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of this Contract.

No such modification will, without the written consent of Owner, affect the terms, provisions, or conditions of this Contract, which are or may be applicable to Contributions made before the date of such modification.

14.05    Non-Participating

The Contract does not share in Great-West’s profits or surplus earnings.

14.06    Currency and Contributions

All amounts to be paid to or by Great-West must be in currency of the United States of America. All Contributions to this Contract must be made payable to Great-West or to a designee acceptable to Great-West.

14.07    Notices or other Communications

Any notice or demand by Great-West to or upon an Owner, Covered Person or other person, if applicable, may be given by mailing it to that person’s last known address as stated in Great-West’s file through the United States Postal Service or last known email address or facsimile number on file.

An application, report, request, election, direction, notice or demand by an Owner or other Covered Person(s), if applicable, will be made in a form satisfactory to Great-West and in Good Order.

14.08    Disclaimer

Nothing contained in this Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by any Owner, Covered Person or any other person, if applicable, arising out of a determination of liability. Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

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14.09	Representations

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Owner, Alternate Payees, Covered Persons, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all persons or corporations claiming an interest hereunder.

14.10	Misstatement of Age or Death

Great-West may require adequate proof of the age and death of the Owner before processing a request for GAWs and annuity payments. If the age of the Owner or any person whose life or death determines whether and to whom we must make a payment has been misstated, the Installment, payment during the Settlement Phase, or annuity payment, established for him or her will be made on the basis or his or her correct age.

If Installments, payments during the Settlement Phase, or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.

14.11	Non-Waiver

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Contract. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Contract.

14.12	Information

Great-West may require any information or proof that we believe is necessary to fulfill our obligation under this Contract. Great-West shall not be responsible for any obligation under this Contract until it receives all requested information in a form acceptable to Great-West.

14.13	Reports

Great-West provides reports to you. We will provide you with reports at least once annually showing your Contract Value and other relevant information about your Contract, including such information as the Commissioner of the IRS shall require with respect to RMDs. You may request additional reports. We reserve the right to charge up to [$50] for each such additional report.

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